Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE is made as of July 30, 2007, by and between the Arizona Board of Regents for and on behalf of the University of Arizona (“Lessor”) and Campus Research Corporation, an Arizona nonprofit corporation formerly known as Rita Road Campus Corporation (“Lessee”).

Recitals:

A. Lessor and Lessee (then known as Rita Road Campus Corporation) are parties to a Lease dated as of August 5, 1994 with respect to the Premises described therein (the “Lease”).

B. Lessor and Lessee desire to amend the Lease on the terms and conditions set forth herein.

Terms:

Accordingly, Lessor and Lessee agree as follows:

1. Extension of Term. The Term of the Lease as set forth in paragraph 1 thereof is hereby extended to July 31, 2033, and the term “Expiration Date” therein shall mean July 31, 2033

2. Succession of Responsibilities. Unless otherwise directed and agreed by Lessor, upon the expiration or other termination of the Project Operation Agreement dated August 5, 1994, between Lessee and International Business Machines Corporation (“POA’’), and thereafter for the remainder of the Term, Lessee shall be responsible for all Common Services as identified therein, for the remainder of the Term of the Lease as hereby amended.

3. Lessor’s Agent. Paragraph 4 of the Lease appointing the President of the University of Arizona as Lessor’s agent thereunder, is hereby amended to provide that, notwithstanding such appointment --

a. The Annual Report described in paragraph 5(c) of the Lease shall be filed with the Executive Director of the Board of Regents.

b. Lessor’s agent may not approve any new Sublease under paragraph 8 of the Lease in excess of 25,000 square feet, or any renewal of any Sublease in excess of 50,000 square feet, unless such new Sublease or renewal of Sublease has been reviewed by the Capital Committee of the Board of Regents.

Lessor’s agent may not approve any Ground Sublease under paragraph 8 of the Lease unless such Sublease has been reviewed by the Capital Committee of the Board of Regents. To the extent that the term of any such Ground Sublease extends beyond the Expiration Date, approval by the Board of Regents shall be required either to extend the Term with respect to such parcel or otherwise to recognize the leasehold.

d. Lessee’s articles of incorporation or by-laws shall provide that Lessor’s Agent shall have the power to appoint three members of Lessee’s board of directors, and that the President of the Arizona Board of Regents shall appoint one member of the Lessee’s Board of Directors, and that the appointee of the President of the Arizona Board of Regents shall also serve on Lessee’s Executive Committee

4. Except as herein amended, the Lease shall remain unchanged and in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands effective as of the day and year first above written.

LESSOR:	ARIZONA BOARD OF REGENTS, for and on behalf of the University of Arizona

By:
Its:

LESSEE:	CAMPUS RESEARCH CORPORATION, an Arizona nonprofit corporation

By:
Its:

State of Arizona	)
) ss.
County of Pima	)

Acknowledged before me on July 30, 2007, by Robert N. Shelton as President of the Arizona Board of Regents, on behalf of the Board for the University of Arizona.

/s/ Sheri L. Hill
Notary Public

My commission expires:

October 31, 2010

State of Arizona	)
) ss.
County of Pima	)

Acknowledged before me on July 23, 2007, by Donald Pitt as President of the Campus Research Corporation, on behalf of the corporation.

/s/ Kathryn B. Nelson
Notary Public

My commission expires:

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